Exhibit 23.1


       Consent and Report of Independent Registered Public Accounting Firm





Board of Directors
Seneca Foods Corporation


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Seneca Foods Corporation of our report dated May 26, 2004, included in the 2004 Annual Report to Shareholders of Seneca Foods Corporation.


Our audit also included the financial statement schedule of Seneca Foods Corporation for the year ended March 31, 2004 listed in Item 15(A)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in (a) the Post-Effective Amendment No. 1 of Registration Statement (Form S-8 No. 333-12365) pertaining to the Seneca Foods Corporation Employees' Savings Plan, and (b) the Registration Statement (Form S-8 No. 333-114097) pertaining to the Seneca Foods, L.L.C. 401(k) Retirement Savings Plan, of our report dated May 26, 2004 with respect to the consolidated financial statements incorporated herein by reference of Seneca Foods Corporation, and our report included in the preceding paragraph with respect to the financial statement schedule of Seneca Foods Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 2004.

                                                  /s/ Ernst & Young LLP


Buffalo, New York
June 11, 2004